                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

To Board of Directors
And Stockholders of T-NETIX, Inc.

     We consent to the incorporation by reference in registration statements on Form S-8 of T-NETIX, Inc. and subsidiaries of our report dated March 26, 2003, with respect to the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of T-NETIX, Inc. and subsidiaries. Our report dated March 26, 2003 contained an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2001 and for the year then ended. Our report also refers to a change in the Company's method of accounting for intangibles.

/s/ KPMG LLP


Dallas, Texas
March 31, 2003